Registration No. 333-175173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY RESIDENTIAL

(Exact name of registrant as specified in its charter)

Maryland	13-3675988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two North Riverside Plaza Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

EQUITY RESIDENTIAL 2011 SHARE INCENTIVE PLAN

(Full title of the plan)

Mark J. Parrell

President and Chief Executive Officer

Two North Riverside Plaza

Chicago, Illinois 60606

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Brooke R. Kerendian

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

Telephone: (312) 368-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Equity Residential (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 28, 2011 (Registration Statement No. 333-175173 and referred to herein as the “Prior Registration Statement”) with respect to the Company’s common shares of beneficial interest, $.01 par value per share (the “Common Shares”), thereby registered for offer or sale pursuant to the Equity Residential 2011 Share Incentive Plan (the “2011 Plan”). The Prior Registration Statement initially registered 12,980,741 Common Shares with respect to the 2011 Plan.

The Company has since adopted a subsequent equity incentive plan, the Equity Residential 2019 Share Incentive Plan (the “2019 Plan”), which replaced the 2011 Plan as of June 27, 2019, the date the Company’s shareholders approved the 2019 Plan. No future awards will be made under the 2011 Plan. This Post-Effective Amendment is being filed solely to deregister the Common Shares registered under the Prior Registration Statement that remained available for awards under the 2011 Plan as of the close of business on June 27, 2019. Such Common Shares are hereby deregistered under the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 3, 2023.

EQUITY RESIDENTIAL

By:	/s/ Mark J. Parrell
Mark J. Parrell
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities set forth below and on the dates indicated:

Name	Title	Date

/s/ Mark J. Parrell	President, Chief Executive Officer and Trustee	April 3, 2023
Mark J. Parrell	(Principal Executive Officer)

/s/ Robert A. Garechana	Executive Vice President and Chief Financial Officer	April 3, 2023
Robert A. Garechana	(Principal Financial Officer)

/s/ Ian S. Kaufman	Senior Vice President and Chief Accounting Officer	April 3, 2023
Ian S. Kaufman	(Principal Accounting Officer)

/s/ Angela M. Aman	Trustee	April 3, 2023
Angela M. Aman

/s/ Linda Walker Bynoe	Trustee	April 3, 2023
Linda Walker Bynoe

/s/ Mary Kay Haben	Trustee	April 3, 2023
Mary Kay Haben

/s/ T. Zia Huque	Trustee	April 3, 2023
T. Zia Huque

/s/ John E. Neal	Trustee	April 3, 2023
John E. Neal

/s/ David J. Neithercut	Trustee	April 3, 2023
David J. Neithercut

/s/ Mark S. Shapiro	Trustee	April 3, 2023
Mark S. Shapiro

/s/ Stephen E. Sterrett	Trustee	April 3, 2023
Stephen E. Sterrett

/s/ Samuel Zell	Chairman of the Board of Trustees	April 3, 2023
Samuel Zell